Exhibit 10.1

ROSENTHAL & ROSENTHAL, INC.

1370 BROADWAY

NEW YORK, NY 10018

April 29, 2014

Dataram Corporation

777 Alexander Road

Ste. 100

Princeton, NJ 08475

Ladies and Gentlemen:

Reference is made to the Financing Agreement entered into between us dated November 6, 2013, as amended and/or supplemented (the “Financing Agreement”).

This will confirm that, effective as of the date hereof, the Financing Agreement is hereby amended as follows:

1.	The following is added as a new Section 1.8(a)

“1.8(a) “Dataram Inventory” shall mean all Inventory of Borrower, which is not MMB Inventory, separately identified on inventory designations provided to Lender in accordance with Section 6.7 hereof.”

“1.8(b) “MMB Inventory” shall mean all Inventory of Borrower’s MMB division, separately identified on inventory designations provided to Lender in accordance with Section 6.7 hereof.

2.	The following is added as a new Section 1.10(a):

“1.10(a) "Eligible Inventory" shall mean Inventory owed by Borrower in the ordinary course of its business in which Lender holds a perfected security interest pursuant to the terms hereof, ranking prior to all interests, claims and rights of others, and has received agreements executed by any landlords and bailees where such Inventory may be located in accordance with Section 6.15 hereof, and which is and at all times shall continue to be acceptable to Lender in all respects. Standards of eligibility may be fixed and revised from time to time solely by Lender in its exclusive judgment. In determining eligibility, Lender may, but need not, rely on certificates of inventory and reports furnished by Borrower, but reliance thereon by Lender from time to time shall not be deemed to limit Lender's right to revise standards of eligibility at any time. In general, Inventory shall not be deemed eligible unless it complies in all respects with the representations, covenants and warranties hereinafter set forth, made by Borrower with respect thereto and meets all standards meets all standards imposed by any governmental agency or authority.”

3.	The following is added as a new Section 1.15(a):

“1.15(a) “Inventory Availability” shall have the meaning given in Section 2.1 hereof.”

4.	The following is added as a new Section 1.22(a):

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5.	The first paragraph of Section 2 of the Financing Agreement is amended and restated in its entirety so as to read as follows:

“Lender shall, in its discretion, make loans to Borrower from time to time, at Borrower's request, which loans in the aggregate shall not exceed the lesser of (A) the Maximum Credit Facility; or (B) the Loan Availability, which means the (a) Receivable Availability equal to (x) ninety percent (90%) of the Net Amount of Eligible Receivables arising out of sales made to customers located in the United States of America and Canada; and (y) up to (i) fifty percent (50%) of the Net Amount of Eligible Receivables arising out of sales to Customers located outside of the United States and Canada which are subject to a credit insurance policy assigned and satisfactory to us, issued by an insurer satisfactory to us or (ii) $500,000; plus (b) the Inventory Availability, which means, advances on Eligible Inventory up to the lesser of (I) (x) (a) forty percent (40%) of Dataram Inventory that is finished goods, calculated at the lower of cost or market or (b) $600,000; plus (y)(a) twenty five percent (25%) of Dataram Inventory that is raw material or (b) $600,000; plus (z)(a) twenty five percent (25%) of MMB Inventory or (b) $600,000 and (II) $600,000, minus such reserves as Lender may deem, in its sole discretion, to be necessary from time to time.

6.	Section 3.1 is amended and restated in its entirety so as to read as follows:

“3.1   Borrower agrees to pay to Lender each month interest (computed on the basis of the actual number of days elapsed over a year of 360 days) (a) on that portion of the average daily balances in the Loan Account during the preceding month that does not exceed the sum of the Receivable Availability, at a rate per annum equal to the Prime Rate plus the Margin (the “Effective Rate”); (b) on the Inventory Availability, at a rate per annum equal to the Prime Rate plus three and three quarters percent (3.75%) (the “Inventory Rate”); and (c) on the amount of Over-advances, if any, at a rate of 3% per annum in excess of the Inventory Rate. Any change in the effective interest rates due to a change in the Prime Rate shall take effect on the date of such change in the Prime Rate provided, that, with respect to Lender’s charges, no decrease in the Prime Rate below 4% per annum shall be given any effect.”

Except as hereinabove specifically set forth, all of the terms and conditions of the Financing Agreement shall remain in full force and effect and shall continue unmodified.

Very truly yours,

ROSENTHAL & ROSENTHAL, INC.

By: _________________________

Thomas D. Lauria, Senior Vice President

Agreed:

DATARAM CORPORATION

By: ______________________

John H. Freeman, CEO

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